UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2007

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 1, 2003, Prudential Financial, Inc. (the “Company”) combined its retail securities brokerage and clearing operations with those of Wachovia Corporation (“Wachovia”) and formed Wachovia Securities Financial Holdings, LLC (“WSFH”), a joint venture headquartered in Richmond, Virginia. The Company, through subsidiaries, has a 38% ownership interest in the joint venture, while Wachovia owns the remaining 62%. The Company accounts for its 38% ownership of the joint venture under the equity method of accounting. Wachovia Securities, LLC (“Wachovia Securities”) is a wholly owned subsidiary of WSFH and thus part of the joint venture.

On May 31, 2007, Wachovia announced an agreement under which Wachovia proposes to acquire, among other things, the retail securities brokerage business of A.G. Edwards, Inc. (“A.G. Edwards”), which would be combined with the retail securities brokerage business of Wachovia Securities. Wachovia has stated that under the agreement A.G. Edwards shareholders would receive a combination of Wachovia common stock and cash which, based on Wachovia’s share price at the close of business on May 30, 2007, would be valued at $6.9 billion. Wachovia has stated that it plans to complete the acquisition of the A.G. Edwards business in the fourth quarter of 2007.

In a Form 8-K filing on May 31, 2007, the Company stated that it was evaluating its options in connection with the proposed combination of the A.G. Edwards business with Wachovia Securities. Certain of these options, including the “lookback” option, were summarized in that Form 8-K filing.

On July 6, 2007, the Board of Directors of the Company approved the election by the Company of the “lookback” option. The Company notified Wachovia on that date of the Company’s exercise of the “lookback” option. The “lookback” option permits the Company to delay for two years following the combination of the A.G. Edwards business with Wachovia Securities the Company’s decision to make or not to make an additional capital contribution to the joint venture or other payments to avoid or limit dilution of its ownership interest in the joint venture. During this “lookback” period, the Company’s share in the earnings of the joint venture and one-time costs associated with the combination of A.G. Edwards with Wachovia Securities will be based on the Company’s diluted ownership level. Any capital contribution or other payment at the end of the “lookback” period to restore all or part of the Company’s ownership interest in the joint venture would be based on the appraised value of the existing joint venture and the A.G. Edwards business as of the date of the combination of the A.G. Edwards business with Wachovia Securities. In such event, the Company would also need to make a true-up payment of one-time costs to reflect the incremental increase in its ownership interest in the joint venture. Alternatively, the Company may at the end of the “lookback” period “put” its joint venture interests to Wachovia based on the appraised value of the joint venture, excluding the A.G. Edwards business, as of the date of the combination of the A.G. Edwards business with Wachovia Securities.

At the time of the combination of the A.G. Edwards business with Wachovia Securities, the Company expects to adjust the carrying value for accounting purposes of its ownership interest in the joint venture to reflect the addition of that business and the initial dilution of its ownership level and to record the initial value of the above described rights under the “lookback” option. The Company expects that the value to be recognized for the foregoing items will be credited directly to paid-in capital, net of tax, and excluded from both net income and adjusted operating income. Adjusted operating income differs from net income and income from continuing operations determined in accordance with generally accepted accounting principles but is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses.

The Company also retains its separate right to “put” its joint venture interests to Wachovia at any time after July 1, 2008 based on the appraised value of the joint venture, including the A.G. Edwards business, determined pursuant to appraisal procedures carried out following a decision by the Company to exercise this “put”. However, if in connection with the “lookback” option the Company elects at the end of the “lookback” period to make an additional capital contribution or other payment to avoid or limit dilution, the Company may not exercise this “put” option prior to the first anniversary of the end of the “lookback” period.

Unless otherwise agreed by the Company and Wachovia, the appraised value of the joint venture and/or the A.G. Edwards business is to be determined in accordance with the appraisal procedures set forth in the joint venture agreements.

The foregoing is a summary only of certain terms of the joint venture agreements. Reference is made to the Retail Brokerage Company Formation Agreement and Limited Liability Company Agreement filed as Exhibits 10.20 and 10.21, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for a more complete description.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2007

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name:	Brian J. Morris
Title:	Assistant Secretary